EXHIBIT 99

                   [WEBSTER FINANCIAL CORPORATION LETTERHEAD]


                                   MEMORANDUM


                               September 19, 2003


TO:                 Members of the Board of Directors and Executive Officers

FROM:               Patrick T. Murphy

RE:                 Notice of Special Blackout Period for Webster Financial
                    Common Stock


                           The purpose of this notice is to inform you of an
upcoming blackout period that will occur in connection with a planned change in the administrator of the Webster Bank Employee Investment Plan ("401(k) Plan"). Fidelity Investments will be the new plan provider, replacing WySTAR Global Retirement Solutions. Whether or not you participate in the Webster Bank 401(k) Plan, your ability to buy or sell Webster common stock will be affected during the blackout period.

                           WHAT IS A BLACKOUT PERIOD?

                           Under Section 306(a) of the Sarbanes-Oxley Act of
2002, directors and executive officers of Webster are prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring Webster common stock acquired in connection with their services or employment with Webster (a "Transaction") during any period in which employees of Webster are not able to purchase or sell interests in Webster's common stock under the Webster Bank 401(k) Plan. This period is referred to as a "blackout period."

                           WHAT ARE THE DATES OF THE BLACKOUT PERIOD?

                           The Blackout Period is expected to begin at 4 p.m.
Eastern time on October 14, 2003 and is expected to end on November 20, 2003. During the Blackout Period participants in the 401(k) Plan will be unable to direct or diversify investments in their individual accounts under the 401(k) Plan, obtain loans from the 401(k) Plan or obtain a distribution from the 401(k) Plan. As a director or executive officer of the Company, subject to very limited exceptions as provided under the federal securities laws, you may not engage in any Transaction in Webster common stock during the Blackout Period. If you want to learn more about the exceptions, please contact Renee P. Seefried, Senior Vice President - Regulatory Group. Any Transaction (including option exercises or transactions pursuant to a Rule 10b5-1 program) undertaken during the Blackout Period must be precleared and approved by Renee P. Seefried, Senior Vice President - Regulatory Group.

                           If you have questions about the 401(k) Plan Blackout
Period, contact Kathleen Huntley, Webster Human Resources.